PITNEY, HARDIN, KIPP & SZUCH LLP
                                  P.O. Box 1945
                        Morristown, New Jersey 07962-1945


                                                               August 2, 2000
Valley National Bancorp
1455 Valley Road
Wayne, New Jersey 07470

Ladies and Gentlemen:

                  We refer to the Registration Statement on Form S-3 (the "Registration Statement") by Valley National Bancorp (the "Company") relating to 57,626 shares of the Company's Common Stock, no par value (the "Securities") being offered pursuant to the Registration Statement.

                  We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as we have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

                  Based upon the foregoing, we are of the opinion that, the Securities being registered have been validly issued, and are fully paid and nonassessable.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New Jersey, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        PITNEY, HARDIN, KIPP & SZUCH LLP